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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statement No. 33-95704, No. 33-79960, and No. 333-41639 of Department 56, Inc. and subsidiaries on Form S-8 of our report dated February 19, 2003 (March 17, 2003 as to Note 4) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142), appearing in this Annual Report on Form 10-K of Department 56, Inc. and subsidiaries for the year ended December 28, 2002.

Deloitte & Touche LLP
Minneapolis, Minnesota
March 17, 2003

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  Exhibit 23.1